As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRATED VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	82-1725385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

73 Buck Road, Suite 2, Huntingdon Valley, PA

(215) 613-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steve Rubakh

Chief Executive Officer

73 Buck Road, Suite 2,

Huntingdon Valley, PA

Telephone: (215) 613-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, issuable upon conversion of the Series C Convertible Preferred Stock	20,518,374	(3)	$0.17	$3,488,123	$380
Common Stock, par value $0.001 per share, issuable upon conversion of the Series D Convertible Preferred Stock	12,402,217	(4)	$0.17	$2,108,376	$230
Common Stock, $0.001 par value per share, issuable upon exercise of the Warrants	11,000,000	(5)	$0.30	$3,300,000	$360
Common Stock, $0.001 par value per share	3,000,000	(6)	$0.17	$510,000	$55
Total	46,920,591		-	$9,406,499	$1,027	(7)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined below) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, using (i) the average $0.175 (high) and $0.165 (low) prices of the common stock quoted on the OTCQB on June 1, 2021 and (ii) the exercise price of the Warrants.

(3)

Represents the maximum number of shares of Common Stock that the Registrant expects could be issuable upon conversion of the Series C Convertible Preferred Stock (as defined below), all of which were acquired by the Selling Stockholders (as defined below).

(4)

Represents the maximum number of shares of Common Stock that the Registrant expects could be issuable upon conversion of the Series D Convertible Preferred Stock (as defined below), all of which were acquired by the Selling Stockholders (as defined below).

(5)

Represents the maximum number of shares of common stock that the Registrant expects could be issuable upon the exercise of the Warrants (as defined below), all of which were acquired by the Selling Stockholders.

(6)	Represents 3,000,000 equity incentive shares issued to BHP Capital NY, Inc.

(7)	A fee of $1,027 is being paid with the filing of this registration statement. Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001091.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 11, 2021.

PROSPECTUS

INTEGRATED VENTURES, INC.

46,920,591 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 46,920,591 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholder identified in this prospectus under “Selling Stockholder” (the “Offering”) pursuant to the January 2021 Financing and February 2021 Financing (as defined within). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

The Selling Stockholders may sell the Shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is currently quoted on the OTCQB Marketplace operated by OTC Markets Group Inc. (the “OTCQB”) under the trading symbol “INTV”. On June 9, 2021, the last reported sale price of our Common Stock on the OTCQB Market was $0.17 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Integrated Ventures,” “INTV,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Integrated Ventures, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 5, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Our Business

On November 22, 2017, we successfully launched our cryptocurrency operations, and revenues commenced from cryptocurrency mining operations and from sales of cryptocurrency mining equipment. As of March 31, 2021, the Company owned and operated approximately 761 miners that mine Bitcoin, Litecoin, ZCash and Ethereum. In addition, the Company paid deposits of $2,528,392 for 300 additional miners to be placed into service subsequent to March 31, 2021.

The Company will continue to (1) raise capital to purchase new mining equipment and (2) retire older and no longer profitable models.

We have consolidated our cryptocurrency operations in one facility, located in Carthage, New York. The power supply and purchase agreement was entered into on May 10, 2019 for an initial term of 90 days, with an option to continue for a subsequent 36 months, which option the Company has exercised. The Company’s sole obligation under the Agreement is to pay the PetaWatt Properties, LLC, a contractual rate per kilowatt hour of electricity, consumed by the Company’s cryptocurrency mining operations.

Cryptocurrency Mining

Digital tokens are built on a distributed ledger infrastructure often referred to as a “blockchain”. These tokens can provide various rights, and cryptocurrency is a type of digital token, designed as a medium of exchange. Other digital tokens provide rights to use assets or services, or in some cases represent ownership interests. Cryptocurrencies, for example Bitcoin, are digital software that run on a blockchain platform, which is a decentralized, immutable ledger of transactions, and essentially function as a digital form of money. Cryptocurrencies such as Bitcoin are not sponsored by any government or a single entity. A bitcoin is one type of an intangible digital asset that is issued by, and transmitted through, an open source, math-based protocol platform using cryptographic security (the “Bitcoin Network”). The Bitcoin Network, for example, is an online, peer-to-peer user network that hosts the public transaction ledger, known as the “Blockchain,” and the source code that comprises the basis for the cryptography and math-based protocols governing the Bitcoin Network. No single entity owns or operates the Bitcoin Network, the infrastructure of which is collectively maintained by a decentralized user base. Bitcoins can be used to pay for goods and services or can be converted to fiat currencies, such as the US Dollar, at rates determined on bitcoin exchanges or in individual end-user-to-end-user transactions under a barter system.

Bitcoins are “stored” or reflected on the digital transaction ledger known as the “blockchain,” which is a digital file stored in a decentralized manner on the computers of each Bitcoin Network or as applicable to other cryptocurrency users. A blockchain records the transaction history of all bitcoins in existence and, through the transparent reporting of transactions, allows the cryptocurrency network to verify the association of each bitcoin with the digital wallet that owns them. The network and software programs can interpret the blockchain to determine the exact balance, if any, of any digital wallet listed in the blockchain as having taken part in a transaction on the cryptocurrency network.

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Mining is the process by which bitcoins, for example, are created resulting in new blocks being added to the blockchain and new bitcoins being issued to the miners. Miners engage in a set of prescribed complex mathematical calculations in order to add a block to the blockchain and thereby confirm cryptocurrency transactions included in that block’s data. Miners that are successful in adding a block to the blockchain are automatically awarded a fixed number of bitcoins for their effort. To begin mining, a user can download and run the network mining software, which turns the user’s computer into a node on the network that validates blocks.

All bitcoin transactions are recorded in blocks added to the blockchain. Each block contains the details of some or all of the most recent transactions that are not memorialized in prior blocks, a reference to the most recent prior block, and a record of the award of bitcoins to the miner who added the new block. Each unique block can only be solved and added to the blockchain by one miner; therefore, all individual miners and mining pools on the cryptocurrency network are engaged in a competitive process and are incentivized to increase their computing power to improve their likelihood of solving for new blocks.

The method for creating new bitcoins is mathematically controlled in a manner so that the supply of bitcoins grows at a limited rate pursuant to a pre-set schedule. Mining economics have also been much more pressured by the Difficulty Rate – a computation used by miners to determine the amount of computing power required to mine bitcoin. The Difficulty Rate is directly influenced by the total size of the entire Bitcoin network. The Bitcoin network has grown 12-fold in the past year, resulting in a 12-fold increase in difficulty. Today, the network requires the computing power of approximately 500 Bitmain S17 miners to mine one Bitcoin per day, using approximately 1.5 MegaWatt of power supply. Meanwhile, demand from miners also drove up hardware and power prices, the largest costs of production. This deliberately controlled rate of bitcoin creation means that the number of bitcoins in existence will never exceed 21 million and that bitcoins cannot be devalued through excessive production unless the Bitcoin Network’s source code (and the underlying protocol for bitcoin issuance) is altered.

Mining pools have developed in which multiple miners act cohesively and combine their processing power to solve blocks. When a pool solves a new block, the participating mining pool members split the resulting reward based on the processing power they each contributed to solve for such block. The mining pool operator provides a service that coordinates the workers. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ hashing power, identifies new block rewards, records how much work all the participants are doing, and assigns block rewards in-proportion to the participants’ efforts. While we do not pay pool fees directly, pool fees (approximately 2% to 5%) are deducted from amounts we may otherwise earn. Participation in such pools is essential for our mining business.

Our Cryptocurrency Operations

We utilize and rely on cryptocurrency pools to mine cryptocurrencies and generate a mixed selection of digital cryptocurrencies, including BTC, LTC and ETH. Cryptocurrency payouts are paid to us by the pool operator, and the digital currency produced is either stored in a wallet (Coinbase) or sold in open market. Payout proceeds are automatically deposited in our corporate bank accounts.

In our digital currency mining operations, various models of miners are owned and deployed by the Company.

When funds are available and market conditions allow, we also invest in certain denominations of cryptocurrencies to complement our mining operations. We consider these investments similar to marketable securities where we purchase and hold the cryptocurrencies for sale. We report realized gains and losses on the sales of cryptocurrencies and mark our portfolio of cryptocurrencies to market at the end of each quarterly reporting period, reporting unrealized gains or losses on the investments. We held digital currencies with a total cost of $1,515,201 and $82,855 as of March 31, 2021 and June 30, 2020, respectively, comprised primarily of Bitcoin (BTC), Ethereum (ETH), Chainlink (LINK) and Bancor (BNT).

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The Digital Currency Markets

The value of bitcoins is determined by the supply and demand of bitcoins in the bitcoin exchange market (and in private end-user-to-end-user transactions), as well as the number of merchants that accept them. However, merchant adoption is very low according to a Morgan Stanley note from the summer of 2018. As bitcoin transactions can be broadcast to the Bitcoin Network by any user’s bitcoin software and bitcoins can be transferred without the involvement of intermediaries or third parties, there are little or no transaction costs in direct peer-to-peer transactions on the Bitcoin Network. Third party service providers such as crypto currency exchanges and bitcoin third party payment processing services may charge significant fees for processing transactions and for converting, or facilitating the conversion of, bitcoins to or from fiat currency.

Under the peer-to-peer framework of the Bitcoin Network, transferors and recipients of bitcoins are able to determine the value of the bitcoins transferred by mutual agreement, the most common means of determining the value of a bitcoin being by surveying one or more bitcoin exchanges where bitcoins are publicly bought, sold and traded, i.e., the Bitcoin Exchange Market (“Bitcoin Exchange”).

On each Bitcoin Exchange, bitcoins are traded with publicly disclosed valuations for each transaction, measured by one or more fiat currencies. Bitcoin Exchanges report publicly on their site the valuation of each transaction and bid and ask prices for the purchase or sale of bitcoins. Market participants can choose the Bitcoin Exchange on which to buy or sell bitcoins. To date, the SEC has rejected the proposals for bitcoin ETF’s, citing that lack of enough transparency in the cryptocurrency markets to be sure that prices are not being manipulated. The Wall Street Journal has recently reported on how bots are manipulating the prices of bitcoin on the crypto exchanges. However, on November 8, 2018, the SEC announced in an order (the “Order”) that it had settled charges against Zachary Coburn, the founder of the digital token exchange EtherDelta, marking the first time that the SEC has brought an enforcement action against an online digital token platform for operating as an unregistered national securities exchange.

Although the cryptocurrency markets have been historically volatile and have weathered several up and down cycles over the past few years, recently these markets have been in a selloff phase for the past several months, possibly reflecting doubts as to the applicability of digital currencies in commercial applications and other factors. In this selloff, prices of digital currencies other than Bitcoin have experienced deeper percentage declines than Bitcoin. On December 31, 2017, Bitcoin was trading in the range of $18,000, and as of November 30, 2018, had declined to a $4,000 trading range. The trading range has recently increased to approximately $50,000. Other cryptocurrencies have experienced more substantial declines, than Bitcoin’s recent decline. Our revenues are directly affected by the Bitcoin market price specifically, which is the market leader for prices of all cryptocurrencies. In recent weeks, regulatory crackdowns have also weighed on prices. The SEC recently announced its first civil penalties against cryptocurrency founders as part of a wide regulatory and legal crackdown on fraud and abuses in the industry.

Competition

In cryptocurrency mining, companies, individuals and groups generate units of cryptocurrency through mining. Miners can range from individual enthusiasts to professional mining operations with dedicated data centers, with all of which we compete. Miners may organize themselves in mining pools, with which we would compete. The Company currently participates in mining pools and may decide to invest or initiate operations in mining pools. At present, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable.

Government Regulation

Government regulation of blockchain and cryptocurrency under review with a number of government agencies, the SEC, the Commodity Futures Trading Commission, the Federal Trade Commission and the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, and in other countries. State government regulations also may apply to certain activities such as cryptocurrency exchanges (bitlicense, banking and money transmission regulations) and other activities. Other bodies which may have an interest in regulating or investigating companies engaged in the blockchain or cryptocurrency business include the national securities exchanges and the Financial Industry Regulatory Authority. As the regulatory and legal environment evolves, the Company may in its mining activities become subject to new laws, and further regulation by the SEC and other agencies. On November 16, 2018, the SEC issued a Statement on Digital Asset Securities Issuance and Trading, in which it emphasized that market participants must still adhere to the SEC’s well-established and well-functioning federal securities law framework when dealing with technological innovations, regardless of whether the securities are issued in certificated form or using new technologies, such as blockchain.

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Blockchain and cryptocurrency regulations are in a nascent state with agencies investigating businesses and their practices, gathering information, and generally trying to understand the risks and uncertainties in order to protect investors in these businesses and in cryptocurrencies generally. Various bills have also been proposed in Congress for adoption related to our business which may be adopted and have an impact on us. The offer and sale of digital assets in initial coin offerings, which is not an activity we expect to pursue, has been a central focus of recent regulatory inquiries. On November 16, 2018, the SEC settled with two cryptocurrency startups, and reportedly has more than 100 investigations into cryptocurrency related ventures, according to a codirector of the SEC’s enforcement division (Wall Street Journal, November 17-18, 2018). An annual report by the SEC shows that digital currency scams are among the agency’s top enforcement priorities. The SEC is focused in particular on Initial Coin Offerings (ICOs), which involve the sale of digital tokens related to blockchain projects. Many such projects have failed to deliver on their promises or turned out to be outright scams. In the past year, the enforcement division has opened dozens of investigations involving ICOs and digital assets, many of which were ongoing at the close of FY 2018,” the SEC states in a section of the report titled “ICOs and Digital Assets.”

Financial

For the year ended June 30, 2020, we recognized revenues totaling $454,170 from cryptocurrency operations (consisting of both mining and equipment sales transactions). For the nine months ended March 31, 2021, we recognized revenues from cryptocurrency operations totaling $885,931. In the current fiscal year, we have significantly increased our investing efforts in digital currencies when funds are available and held digital currencies with a total cost of $1,515,201 and $82,855 as of March 31, 2021 and June 30, 2020, respectively.

At March 31, 2021, the Company owned and operated 761 mining rigs, with a net book value of $1,324,660. This number is directly related to the availability of the electric power for the mining rigs, which is currently at maximum utilization capacity. For financial accounting purposes, we record our mining rigs at the lower of cost or estimated net realizable value.

During the nine months ended March 31, 2021, we purchased mining machines and funded our operations primarily with proceeds provided by convertible notes payable, the issuance of Series C and D preferred stock, and cash generated from our digital currency mining operations. During the year ended June 30, 2020, we received net proceeds from convertible notes payable totaling $534,000.

Additional Capital Requirements

To continue to operate, complete and successfully operate our digital currency mining facilities and to fund future operations, we may need to raise additional capital for expansion or other expenses of operations. The amount and timing of future funding requirements will depend on many factors, including the timing and results of our ongoing mining operations, and potential new development and administrative support expenses. We anticipate that we will seek to fund our operations through our cryptocurrency mining operations, further liquidation of our marketable securities, public or private equity or debt financings or other sources, such as potential collaboration agreements. If additional financing is required, we cannot be certain that it will be available to us on favorable terms, or at all.

Employees and Employment Agreements

At present time, we have one full time employee, Steve Rubakh, our sole officer and director, who devotes 100% of his time to our operations. In addition, we rely on a group of subcontractors to build, install, manage, monitor and service our mining equipment. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any officers, directors or employees; however, we at times do reimburse Mr. Rubakh for certain health insurance and medical costs.

Property

Our corporate offices are located at 73 Buck Road, Suite 2, Huntingdon Valley, Pennsylvania 19006. Our telephone number is (215) 613-1111. We occupy 450 sq ft facility, at no cost to the Company. On May 8, 2019, the Company had consolidated all of its mining operations in Carthage, New York, by signing a three-year power supply and purchase agreement with PetaWatt Properties, LLC. We believe that our offices and data center facility are suitable and adequate and that we have sufficient capacity to meet our current and future needs.

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Recent Developments

On January 14, 2021, the Company entered into a Securities Purchase Agreement the (the “Series C Agreement”) with BHP Capital NY, Inc. (“BHP”), providing for the issuance and sale by the Company and the purchase by BHP of newly designated shares of Series C Convertible Preferred Stock issued by the Company. Under the January 2021 Financing, the purchase price per share of Series C Convertible Preferred Stock was $1,000. The first closing under the January 2021 Financing was held on January 22, 2021, at which the Company sold, and BHP purchased, 750 shares of Series C Preferred Stock for $750,000. The Company received net proceeds of $740,000 after payment of legal fees. The Company also on that date issued 2,000,000 shares of its common stock to BHP as equity incentive shares. Pursuant to a second Securities Purchase Agreement effective February 5, 2021, BHP purchased a second tranche consisting of 375,000 shares of Series C Preferred Stock for $375,000 (together with the Series C Agreement, the “January 2021 Financing”). As an equity incentive to this purchase of Series C Preferred Stock, 1,000,000 shares of the Company’s common stock were issued to BHP.

On February 18, 2021, we entered into a Securities Purchase Agreement, (the “Series D Agreement”) with BHP Capital NY, Inc., providing for the issuance and sale by the Company and the purchase by such purchaser of 3,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and a warrant to purchase common stock for a purchase price of $3,000,000, with the ability to purchase another 1,000 shares of Series D Preferred Stock on the same terms exercisable at $0.60 per share (the “February 2021 Financing”).

Using the proceeds from the Series C Agreements and the Series D Agreement, as well as amounts from operating cash flows, we purchased an additional 697 mining rigs for an aggregate purchase price of $2,910,964.

On March 8, 2021, we entered into a Master Agreement with Compute North LLC (“Compute North”) pursuant to which Compute North will provide collocation and hosting services in data centers located in Nebraska and Texas, including rack space, electrical power, utilities and physical security. Compute North will also provide managed services for the mining equipment. The monthly fees and term of the services will be determined based on the number of mining rigs placed into service and total power consumed.

On March 30, 2021, we entered into securities purchase agreements (the “Purchase Agreements”) with two institutional investors (the “Purchasers”), for the offering (the “Offering”) of (i) 30,000,000 shares of common stock (“Shares”), par value $0.001 per share, of the Company (“Common Stock”) and (ii) common stock purchase warrants (“Warrants”) to purchase up to an aggregate of 30,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price of $0.30 per share, subject to certain adjustments, as provided in the Warrants. Each of the Purchasers will receive Warrants in the amount equal to 100% of the number of Shares purchased by such Purchaser. Each Share and accompanying Warrant will be offered at a combined offering price of $0.30. Pursuant to the Purchase Agreements, the Purchasers are purchasing the Shares and accompanying Warrants for an aggregate purchase price of $9,000,000. The number of shares of common stock outstanding immediately after the Offering was 189,685,962 shares (excluding the exercise of the warrants offered in the Offering). The Company expects to receive approximately $8,145,000 in net proceeds from the Offering before exercise of the Warrants and after deducting the discounts, commissions, and other estimated offering expenses payable by the Company. The Company expects to use the net proceeds from the Offering for working capital and for general corporate purposes.

On April 12, 2021, we entered into non-fixed price sales and purchase agreement (the “Agreement”) with Bitmain Technologies Limited (“Bitmain”) to purchase from Bitmain cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of the Agreement. Bitmain is scheduled to manufacture and ship miners on monthly basis, in 12 equal batches of 400 units, starting on August 2021 and through July 2022. The Agreement remains in effect until the delivery of the last batch of products. The total purchase price was approximately $34,047,600, subject to price adjustments and related offsets. The total purchase price is payable as follows: (i) 25% of the total purchase price is due upon the execution of the Agreement or no later than April 19, 2021; (ii) 35% of the total purchase price, is due by May 30, 2021; and (iii) the remaining 40% of the total purchase price, is payable on a monthly basis starting in June 2021.

Available Information

All reports of the Company filed with the SEC are available free of charge through the SEC’s website at www.sec.gov. In addition, the public may read and copy materials filed by the Company at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain additional information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

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THE OFFERING

Issuer	Integrated Ventures, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	46,920,591 Shares (1)

Shares of Common Stock outstanding before the Offering	194,487,662 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	241,408,253 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Market for Common Stock	Our common stock is quoted on the OTCQB Market under the trading symbol “INTV”.

Risk Factors

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 5 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)

This amount consists of (i) 20,518,374 shares of Common Stock underlying the Series C Convertible Preferred Stock, (ii) 12,402,217 shares of Common Stock underlying the Series D Convertible Preferred Stock, (iii) 11,000,000 shares of Common Stock underlying the Warrants, issued to the Selling Stockholders in the February 2021 Financing, and (iv) 3,000,000 equity incentive shares issued to BHP Capital NY, Inc.

(2)

The number of shares of Common Stock outstanding before and after the Offering is based on 194,487,662 shares outstanding as of June 3, 2021 and excludes the following:

41,000,000 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $0.30 per share.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Concerning our Business

BECAUSE WE ARE AN EARLY-STAGE-COMPANY WITH MINIMAL REVENUE AND A HISTORY OF LOSSES AND WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES FOR THE FORESEEABLE FUTURE, WE CANNOT ASSURE YOU THAT WE CAN OR WILL BE ABLE TO OPERATE PROFITABLY.

We have incurred losses since our organization, and are subject to the risks common to start-up, pre-revenue enterprises, including, among other factors, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. We cannot assure you that we will be able to operate profitably or generate positive cash flow. If we cannot achieve profitability, we may be forced to cease operations and you may suffer a total loss of your investment.

AN INVESTMENT IN THE COMPANY MUST BE CONSIDERED SPECULATIVE SINCE OUR OPERATIONS ARE DEPENDENT ON THE MARKET VALUE OF BITCOIN.

Our operations are dependent on the continued viable market performance of cryptocurrencies that we market and, in particular, the market value of Bitcoin. The decision to pursue blockchain and digital currency businesses exposes the Company to risks associated with a new and untested strategic direction. Under the current accounting rules, cryptocurrency is not cash, currency or a financial asset, but an indefinite-lived intangible asset; declines in the market price of cryptocurrencies would be included in earnings, whereas increases in value beyond the original cost or recoveries of previous declines in value would not be captured. The prices of digital currencies have varied wildly in recent periods and reflects “bubble” type volatility, meaning that high prices may have little or no merit, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation and media reporting.

WE DEPEND HEAVILY ON OUR CHIEF EXECUTIVE OFFICER, AND HIS DEPARTURE COULD HARM OUR BUSINESS.

The expertise and efforts of Steve Rubakh, our Chief Executive Officer, are critical to the success of our business. The loss of Mr. Rubakh’s services could significantly undermine our management expertise and our ability to operate our Company.

OUR AUDITORS’ REPORT INCLUDES A GOING CONCERN PARAGRAPH.

Our financial statements include a going-concern qualification from our auditors, which expresses doubt about our ability to continue as a going concern. We have operated at a loss since inception. Our ability to operate profitably is dependent upon, among other things, obtaining additional financing for our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that take into consideration the uncertainty of our ability to continue operations.

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Risks Relating Generally to Our Operations and Technology

CURRENTLY, THERE IS RELATIVELY LIMITED USE OF BITCOIN IN THE RETAIL AND COMMERCIAL MARKETPLACE IN COMPARISON TO RELATIVELY LARGE USE BY SPECULATORS, THUS CONTRIBUTING TO PRICE VOLATILITY THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Bitcoin has only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets and use of Bitcoin by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of Bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of Bitcoin. Many industry commentators believe that Bitcoin’s best use case is as a store of wealth, rather than as a currency for transactions, and that other cryptocurrencies having better scalability and faster settlement times will better serve as currency. This could limit Bitcoin’s acceptance as transactional currency. A lack of expansion by Bitcoin into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the Bitcoin Index Price, either of which could adversely affect our results of operations.

WE ARE RELIANT ON POOLS OF USERS OR MINERS THAT ARE THE SOLE OUTLET FOR SALES OF CRYPTOCURRENCIES THAT WE MINE.

We do not have the ability to sell our cryptocurrency production directly on the exchanges or markets that are currently where cryptocurrencies are purchased and traded. Pools are operated to pool the production on a daily basis of companies mining cryptocurrencies, and these pools are our sole means of selling our production of cryptocurrencies. Absent access to such pools, we would be forced to seek a different method of access to the cryptocurrency markets. There is no assurance that we could arrange any alternate access to dispose of our mining production.

WE MAY NOT BE ABLE TO RESPOND QUICKLY ENOUGH TO CHANGES IN TECHNOLOGY AND TECHNOLOGICAL RISKS, AND TO DEVELOP OUR INTELLECTUAL PROPERTY INTO COMMERCIALLY VIABLE PRODUCTS.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our planned products obsolete or less attractive. Our mining equipment may become obsolete, and our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. We cannot provide assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete.

WE ARE INCREASINGLY DEPENDENT ON INFORMATION TECHNOLOGY SYSTEMS AND INFRASTRUCTURE (CYBER SECURITY).

Our operations are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events such as computer hackings, cyber-attacks, computer viruses, worms or other destructive or disruptive software. Likewise, data privacy breaches by persons with permitted access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. It is critical that our systems provide a continued and uninterrupted performance for our business to generate revenues. There can be no assurance that our efforts will prevent significant breakdowns, breaches in our systems or other cyber incidents that could have a material adverse effect upon our business, operations or financial condition of the Company.

IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN TECHNICAL AND FINANCIAL PERSONNEL, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, technical, regulatory and financial personnel. Recruiting and retaining capable personnel with experience in pharmaceutical products is vital to our success. There is substantial competition for qualified personnel, and competition is likely to increase. We cannot assure you we will be able to attract or retain the technical and financial personnel we require. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

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THE SEC IS CONTINUING ITS PROBES INTO PUBLIC COMPANIES THAT APPEAR TO INCORPORATE AND SEEK TO CAPITALIZE ON THE BLOCKCHAIN TECHNOLOGY, AND MAY INCREASE THOSE EFFORTS WITH NOVEL REGULATORY REGIMES AND DETERMINE TO ISSUE ADDITIONAL REGULATIONS APPLICABLE TO THE CONDUCT OF OUR BUSINESS OR BROADENING DISCLOSURES IN OUR FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

As the SEC stated previously, it is continuing to scrutinize and commence enforcement actions against companies, advisors and investors involved in the offering of cryptocurrencies and related activities. At least one Federal Court has held that cryptocurrencies are “securities” for certain purposes under the Federal Securities Laws.

According to a recent report published by Lex Machina, securities litigation in general and those that are related to blockchain, cryptocurrency or bitcoin specifically, showed a marked increase during the first two quarters of 2018 as compared to 2017. The total number of securities cases that referenced “blockchain,” “cryptocurrency” or “bitcoin” in the pleadings tripled in the first half of 2018 alone compared to 2017. On the same day, the SEC announced its first charge against unregistered broker-dealers for selling digital tokens after the SEC issued The DAO Report in 2017. The SEC charged TokenLot LLC (TokenLot), a self-described “ICO Superstore”, and its owners, Lenny Kugel and Eli L. Lewitt, with failing to register as broker-dealers. On November 16, 2018, the SEC settled with two cryptocurrency startups, and reportedly has more than 100 investigations into cryptocurrency related ventures, according to a codirector of the SEC’s enforcement. As the regulatory and legal environment evolves, the Company may in its mining activities become subject to new laws, and further regulation by the SEC and other federal and state agencies.

Recently, the SEC on February 11, 2020, filed charges against an Ohio-based businessman who allegedly orchestrated a digital asset scheme that defrauded approximately 150 investors, including many physicians. The agency alleges that Michael W. Ackerman, along with two business partners, raised at least $33 million by claiming to investors that he had developed a proprietary algorithm that allowed him to generate extraordinary profits while trading in cryptocurrencies. The SEC’s complaint alleges that Ackerman misled investors about the performance of his digital currency trading, his use of investor funds, and the safety of investor funds in the Q3 trading account. The complaint further alleges that Ackerman doctored computer screenshots taken of Q3’s trading account to create. In reality, as alleged, at no time did Q3’s trading account hold more than $6 million and Ackerman was personally enriching himself by using $7.5 million of investor funds to purchase and renovate a house, purchase high end jewelry, multiple cars, and pay for personal security services.

In another recent action filed on March 16, 2020, the SEC obtained an asset freeze and other emergency relief to halt an ongoing securities fraud perpetrated by a former state senator and two others who bilked investors in and outside the U.S. and obtained an asset freeze and other emergency relief to halt an ongoing securities fraud perpetrated by a former state senator and two others who bilked investors in and outside the U.S. The SEC’s complaint alleges that Florida residents Robert Dunlap and Nicole Bowdler worked with former Washington state senator David Schmidt to market and sell a purported digital asset called the “Meta 1 Coin” in an unregistered securities offering, conducted through the Meta 1 Coin Trust. The complaint alleges that the defendants made numerous false and misleading statements to potential and actual investors, including claims that the Meta 1 Coin was backed by a $1 billion art collection or $2 billion of gold, and that an accounting firm was auditing the gold assets. The defendants also allegedly told investors that the Meta 1 Coin was risk-free, would never lose value and could return up to 224,923%. According to the complaint, the defendants never distributed the Meta 1 Coins and instead used investor funds to pay personal expenses and for other personal purposes.

BANKS AND FINANCIAL INSTITUTIONS MAY NOT PROVIDE BANKING SERVICES, OR MAY CUT OFF SERVICES, TO BUSINESSES THAT PROVIDE DIGITAL CURRENCY-RELATED SERVICES OR THAT ACCEPT DIGITAL CURRENCIES AS PAYMENT, INCLUDING FINANCIAL INSTITUTIONS OF INVESTORS IN OUR SECURITIES.

A number of companies that provide bitcoin and/or other digital currency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with digital currencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to digital currencies has been particularly harsh. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or derivatives on other digital currency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of digital currencies as a payment system and harming public perception of digital currencies, and could decrease their usefulness and harm their public perception in the future.

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IT MAY BE ILLEGAL NOW, OR IN THE FUTURE, TO ACQUIRE, OWN, HOLD, SELL OR USE BITCOIN, ETHEREUM, OR OTHER CRYPTOCURRENCIES, PARTICIPATE IN THE BLOCKCHAIN OR UTILIZE SIMILAR DIGITAL ASSETS IN ONE OR MORE COUNTRIES, THE RULING OF WHICH COULD ADVERSELY AFFECT THE COMPANY.

Although currently Bitcoin, Ethereum, and other cryptocurrencies, the Blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. Such restrictions may adversely affect the Company. Such circumstances could have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which could have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

If regulatory changes or interpretations require the regulation of Bitcoin or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940 or similar laws of other jurisdictions and interpretations by the SEC, the Commodity Futures Trading Commission (the “CFTC”), the Internal Revenue Service (“IRS”), Department of Treasury or other agencies or authorities, the Company may be required to register and comply with such regulations, including at a state or local level. To the extent that the Company decides to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to the Company. The Company may also decide to cease certain operations. Any disruption of the Company’s operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to the Company.

OUR DIGITAL CURRENCIES MAY BE SUBJECT TO LOSS, THEFT OR RESTRICTION ON ACCESS.

There is a risk that some or all of our digital currencies could be lost or stolen. Digital currencies are stored in digital currency sites commonly referred to as “wallets” by holders of digital currencies which may be accessed to exchange a holder’s digital currency assets. Hackers or malicious actors may launch attacks to steal, compromise or secure digital currencies, such as by attacking the digital currency network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. We may be in control and possession of one of the more substantial holdings of digital currency. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our digital currency holdings or the holdings of others held in those compromised wallets. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

INCORRECT OR FRAUDULENT DIGITAL CURRENCY TRANSACTIONS MAY BE IRREVERSIBLE.

Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a digital currency or a theft thereof generally will not be reversible and we may not have sufficient recourse to recover our losses from any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our digital currency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Further, at this time, there is no specifically enumerated U.S. or foreign governmental, regulatory, investigative or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen digital currency. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations of and potentially the value of any bitcoin or other digital currencies we mine or otherwise acquire or hold for our own account.

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WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR NEED FOR SIGNIFICANT ELECTRICAL POWER. GOVERNMENT REGULATORS MAY POTENTIALLY RESTRICT THE ABILITY OF ELECTRICITY SUPPLIERS TO PROVIDE ELECTRICITY TO MINING OPERATIONS, SUCH AS OURS.

The operation of a bitcoin or other digital currency mine can require massive amounts of electrical power. We are reliant on PetaWatt Properties, LLC, located in Carthage, NY for the power supply for our mining operations. Our mining operations can only be successful and ultimately profitable if the costs, including electrical power costs, associated with mining a bitcoin are lower than the price of a bitcoin. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis with a reliable supplier, and our establishment of new mines requires us to find locations where that is the case. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage, or may otherwise potentially restrict or prohibit the provision or electricity to mining operations. If we are unable to receive adequate power supply and are forced to reduce our operations due to the availability or cost of electrical power, our business would experience materially negative impacts.

WE HAVE INCREASED OUR INVESTMENTS IN CRYPTOCURRENCIES, THE MARKET VALUE OF WHICH MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS

When funds are available and market conditions allow, current strategy is to invest in certain denominations of cryptocurrencies to complement our mining operations. We consider these investments similar to marketable securities where we purchase and hold the cryptocurrencies for sale. We report realized gains and losses on the sales of cryptocurrencies and mark our portfolio of cryptocurrencies to market at the end of each quarterly reporting period, reporting unrealized gains or losses on the investments. The market value of these investments may fluctuate materially, and we may be subject to investment losses on the change in market value.

Risks related to the coronavirus pandemic

THE FUTURE IMPACT OF THE CORONAVIRUS (COVID-19) PANDEMIC ON COMPANIES IS EVOLVING AND WE ARE CURRENTLY UNABLE TO ASSESS WITH CERTAINTY THE BROAD EFFECTS OF COVID-19 ON OUR BUSINESS.

The future impact of the COVID-19 pandemic on companies is evolving and we are currently unable to assess with certainty the broad effects of COVID-19 on our business, particularly on the digital currency markets. As of March 31, 2021, our investment in property and equipment of $1,324,660 could be subject to impairment or change in valuation due to COVID-19 if our cryptocurrency mining revenues significantly decrease or we are not able to raise capital sufficient to fund our operations. In addition, current travel restrictions and social distancing requirements make it difficult for our management to access and oversee our operations in the State of New York.

The COVID-19 pandemic continues to have a material negative impact on capital markets, including the market prices of digital currencies. While we continue to incur operating losses, we are currently dependent on debt or equity financing to fund our operations and execute our business plan, including ongoing requirements to replace old and nonprofitable mining machines. We believe that the impact on capital markets of COVID-19 may make it more costly and more difficult for us to access these sources of funding.

Our business can potentially be impacted by the effects of the COVID-19 as follows: (1) effect our financial condition, operating results and reduce cash flows; (2) cause disruption to the activities of equipment suppliers; (3) negatively effect the Company’s mining activities due to imposition of related public health measures and travel and business restrictions; (4) create disruptions to our core operations in New York due to quarantines and self-isolations; (5) restrict the Company’s ability and that of its employees to access facilities and perform equipment maintenance, repairs, and programming which will lead to inability to monitor and service miners, resulting in reduced ability to mine cryptocurrencies due to miners being offline.

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In addition, our partners such as manufacturers, suppliers and sub-contractors will be disrupted by absenteeism, quarantines and travel restrictions resulting in their employees’ ability to work. The Company’s supply chain, shipments of parts and purchases of new products may be negatively affected. Such disruptions could have a material adverse effect on our operations.

THE CORONAVIRUS PANDEMIC IS AN EMERGING SERIOUS THREAT TO HEALTH AND ECONOMIC WELLBEING AFFECTING OUR EMPLOYEES, INVESTORS AND OUR SOURCES OF SUPPLY.

The sweeping nature of the novel COVID-19 pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the long run. However, the likely overall economic impact of the pandemic is viewed as highly negative to the general economy. To date, we have not been classified as an essential business in the New York, and we may not be allowed to access our mining facilities. The duration of such impact cannot be predicted.

Risks Related to our Securities

OUR LACK OF INTERNAL CONTROLS OVER FINANCIAL REPORTING MAY AFFECT THE MARKET FOR AND PRICE OF OUR COMMON STOCK.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting. Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our stock and may make it more difficult for us to raise capital or borrow money. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control.

OUR COMMON STOCK IS DEEMED TO BE “PENNY STOCK,” WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO DISCLOSURE AND SUITABILITY REQUIREMENTS.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities.

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FINRA SALES PRACTICE REQUIREMENTS MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

The Financial Industry Regulatory Authority (referred to as FINRA) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock if you want to sell any shares you own or buy if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●

the market’s reaction to our financial condition and its perception of our ability to raise necessary funding or enter into a joint venture, given the economic environment resulting from the COVID-19 pandemic, as well as its perception of the possible terms of any financing or joint venture;

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or any securities analysts’ estimate of our financial performance;

●	the anticipated or actual results of our operations;

●	changes in market valuations of digital currencies and other companies in our industry;

●	concern that our internal controls are ineffective;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other factors not within our control.

RAISING FUNDS BY ISSUING EQUITY OR CONVERTIBLE DEBT SECURITIES COULD DILUTE THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK AND IMPOSE RESTRICTIONS ON OUR WORKING CAPITAL.

We anticipate that we will require funds in addition to the net proceeds from this offering for our business.

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We will need to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not which is less than the market price and which may be based on a discount from market at the time of issuance. Stockholders will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our present and future stock incentive programs. If we were to raise capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations. In addition, the sale of shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. We have outstanding shares of our Series A super-voting preferred stock and Series B convertible preferred stock, the terms of which adversely impact the voting power or value of our common stock. Similarly, the repurchase or redemption rights or liquidation preferences included in a series of preferred stock issued in the future might provide to holders of preferred stock rights that could affect the residual value of the common stock.

BECAUSE CERTAIN EXISTING STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, OTHER STOCKHOLDERS’ VOTING POWER MAY BE LIMITED.

Steve Rubakh, our Chief Executive Officer, owns and/or controls a majority of the voting power of our common stock. As a result, Mr. Rubakh will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. This stockholder, who is also our sole director, may make decisions that are averse to or in conflict with your interests.

WE DO NOT HAVE A MAJORITY OF INDEPENDENT DIRECTORS ON OUR BOARD AND THE COMPANY HAS NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these other corporate governance measures and since our securities are not yet listed on a national securities exchange, we are not required to do so. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committee of our board of directors. It is possible that if our Board of Directors included a number of independent directors and if we were to adopt some or all of these corporate governance measures requiring expansion of our board of directors, stockholders would benefit from somewhat greater assurance that internal corporate decisions were being made by disinterested directors. In evaluating our Company, our current lack of corporate governance measures should be borne in mind.

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OUR SHARE PRICE IS VOLATILE AND MAY BE INFLUENCED BY NUMEROUS FACTORS THAT ARE BEYOND OUR CONTROL.

Market prices for shares of technology companies such as ours are often volatile. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	fluctuations in digital currency and stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	discussion of us or our stock price by the press and by online investor communities; and

•	other risks and uncertainties described in these risk factors.

WE HAVE NO CURRENT PLANS TO PAY DIVIDENDS ON OUR COMMON STOCK AND INVESTORS MUST LOOK SOLELY TO STOCK APPRECIATION FOR A RETURN ON THEIR INVESTMENT IN US.

We do not anticipate paying any further cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

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USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all such Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $0.30 per Warrant exercised. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

PRIVATE PLACEMENT SERIES C PREFERRED STOCK

On February 14, 2021, we entered into a Securities Purchase Agreement (the “Agreement”) with BHP Capital NY, Inc. (the “Purchaser” or “Holder”), providing for the issuance and sale by us and the purchase by the Purchaser of shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) issued by us. Under the Agreement, the purchase price per share of Series C Convertible Preferred Stock is $1,000. The first closing date under the Agreement (“Closing”) was held on January 22, 2021, at which the Company sold, and the Purchaser purchased 750 shares of Series C Preferred Stock for $750,000. The Company also on that date issued 3,000,000 shares of its common stock to the Purchaser, as commitment shares.

We have agreed to indemnify and hold the Purchaser and its respective directors, officers, shareholders, members, partners, employees and agents, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, incurred by reason of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).

We have also agreed to promptly secure and maintain the listing of its common stock upon each national securities exchange or automated quotation system, if any, upon which shares of common stock are then listed (subject to official notice of issuance).

The Agreement provides that the Company shall file a Registration Statement with the Securities and Exchange Commission (“SEC”) and have the Registration Statement declared effective by the SEC within 180 days of the first Closing.

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PRIVATE PLACEMENT OF WARRANTS AND SERIES D PREFERRED STOCK

On February 18, 2021, we entered into a Securities Purchase Agreement, dated as of February 18, 2021 (the “Agreement”) with BHP Capital NY, Inc. (the “Purchaser” or “Holder”), providing for the issuance and sale by the Company and the purchase by the Purchaser of shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) issued by us. Under the Agreement, the purchase price per share of Series D Convertible Preferred Stock is $1,000. The first closing date under the Agreement (“Closing”) was held on February 19, 2021, at which the Company sold, and the Purchaser purchased initially three thousand (3,000) shares of Preferred Stock at price of $1,000 per share of Preferred Stock and the Warrant for a purchase price of $3,000,000 (the “Purchase Price”), with the ability to purchase another one thousand (1,000) shares upon the terms herein shares of Series D Preferred Stock on the same terms.

We have agreed to indemnify and hold the Purchaser and its respective directors, officers, shareholders, members, partners, employees and agents, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, incurred by reason of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).

We have also agreed to promptly secure and maintain the listing of its common stock upon each national securities exchange or automated quotation system, if any, upon which shares of common stock are then listed (subject to official notice of issuance).

The Agreement provides that the Company shall file a Registration Statement with the Securities and Exchange Commission (“SEC”) and have the Registration Statement declared effective by the SEC within 180 days of the first Closing.

The Purchaser has, under the terms of the Warrant issued February 18, 2021, the right to purchase, at any time during the Warrant Exercise Term, up to one hundred percent (100%) warrant coverage, exercisable into shares of our Common Stock at a per share exercise price of sixty cents $0.30 (as the same may be adjusted for reclassifications or consolidations of the Common Stock, or merger of the Company). This Warrant may be exercised by the Purchaser at any time during the Warrant Exercise Term of five years from the Closing.

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SELLING STOCKHOLDERS

The shares of our Common Stock being offered by the Selling Stockholders are issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock, and exercising of the Warrants. For additional information regarding the issuance of the Series C Preferred Stock, Series D Preferred Stock, and Warrants, see “January 2021 Financing” and “February 2021 Financing” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the Registered Shares issued pursuant to the Series C Purchase Agreement and Series D Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder ownership before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities).

The third column lists the shares of our Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by the Selling Stockholders and their percentage ownership after the Offering shares of Common Stock (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of June 3, 2021, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering (1)	Shares Offered Hereby(2)(3)(4)	Number of Shares Owned After Offering(5)	Percentage of Shares Beneficially Owned After Offering (1)(5)
BHP Capital NY, Inc.	2,660,058	46,920,591	2,660,058	*	%

* less than 1%

(1)

Percentages are calculated based on an aggregate of 194,487,662 shares of Common Stock outstanding as of June 3, 2021. As applicable, such percentages have been further adjusted to account for outstanding convertible securities of such Selling Stockholder.

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(2)

Under the terms of the Series C Preferred Stock and Series D Preferred Stock, the number of shares of our Common Stock that may be acquired by a Selling Stockholder upon any conversion of a share of Series C Preferred Stock and Series D Preferred Stock is generally limited to the extent necessary to ensure that, following such conversion, such selling stockholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling stockholder for purposes of Section 13(d) of the Exchange Act, beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the total number of shares of our common stock issued and outstanding immediately after giving effect to the issuance of shares of our common stock issuable upon conversion of Series C Preferred Stock and Series D Preferred Stock and/or Series C Preferred Stock and Series D Preferred Stock voting together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations.

(3)

The number of shares offered hereby, for each Selling Stockholder, consists solely of the shares issuable to such selling stockholder upon conversion of the Series C Preferred Stock and Series D Preferred Stock issued pursuant to the securities purchase agreements and the shares issuable upon exercise of the Warrants issued to such selling stockholder. The shares issuable upon conversion of the Series C Preferred Stock and Series D Preferred Stock, and the shares issuable upon exercise of the Warrants will become eligible for sale by the selling stockholders under this prospectus only as Series C Preferred Stock and Series D Preferred Stock and/or the Warrants are exercised. In addition, the number of shares offered hereby shown under the column titled “Number of Shares Offered” includes the maximum number of shares issuable upon the conversion of the Series C Preferred Stock, Series D Preferred Stock, and the exercise of the Warrants without regard to the Beneficial Ownership Limitation described in footnote (2).

(4)

Represents an aggregate of 46,920,591 shares of common stock issuable upon conversion of 3,000 shares of Series D Preferred Stock and 1,125 shares of Series C Preferred Stock, 11,000,000 shares of common stock issuable upon exercise of the Warrants, and 3,000,000 equity incentive shares issued to BHP Capital NY, Inc. Bryan Pantofel is president of BHP Capital NY, Inc. and has voting and investment power over the securities listed in the table above.

(5)

Assumes that the selling stockholder will set all of the shares of our Common Stock listed in the table above and will not acquire nor dispose of any other shares of our Common Stock before the completion of this offering.

Relationships with the Selling Stockholders

Neither the selling stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years, except as described herein or disclosed in our filings with the SEC.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Integrated Ventures, Inc.

EXPERTS

Our balance sheets as of June 30, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two year period ended June 30, 2020 and 2019, and the related notes (collectively referred to as the financial statements) have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://www.integratedventuresinc.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

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This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on September 23, 2020.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 13, 2020.

●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 12, 2021.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 14, 2021.

●	Our Current Reports on Form 8-K filed with the SEC on August 10, 2020, November 18, 2020, January 28, 2021, January 29, 2021, February 25, 2021, April 2, 2021, and April 15, 2021.

●

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 9, 2016, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

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You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Integrated Ventures, Inc.

73 Buck Road, Suite 2

Huntingdon Valley, PA 19006

Telephone: (215) 613-1111

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,027
Legal fees and expenses	30,000	*
Accounting fees and expenses	4,000	*
Total	$35,027	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Item 16. Exhibits.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.38 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021)
5.1 *	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.36 of the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2021)
10.2	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.37 of the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021)
23.1 *	Consent of M&K CPA’s, PLLC, independent registered public accounting firm
23.2 *	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

*	Filed herewith.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on June 11, 2021.

Integrated Ventures, Inc.

By:	/s/ Steve Rubakh
Name:	Steve Rubakh
Title:	President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

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